Exhibit 10.19

TERMS AND CONDITIONS

AIR PRODUCTS’
STOCK INCENTIVE AWARD
(“AWARD”)

These Terms and Conditions govern the stock options awarded to certain Air Products employees as of 1 October 2002 (“Options”). Additional capitalized words are defined in Section 4.

1. OPTIONS

     1.1 Grants. Options to purchase shares of Common Stock from the Company shall be granted to such Eligible Employees as the Vice President-Human Resources shall select. Options shall be evidenced by an Option grant letter which shall specify the number of shares of Common Stock, as determined by the Vice President-Human Resources, to which it pertains and which shall be subject to these Terms and Conditions.

     1.2 Grant Date. The date of grant of the Option is 1 October 2002.

     1.3 Option Price. Shares of Common Stock can be purchased under an Option at the price of US $43.09 per share.

     1.4 Option Term. Each Option that has not been Exercised or terminated shall expire at midnight Eastern Standard Time on 1 October 2012.

     1.5 Exercisability. Except as provided below, Options may be Exercised beginning on 1 October 2005 until the expiration of the Option term.

     1.6 Method of Exercise. The Company will employ an outside service firm to handle all Option administration. That firm will provide employees with specific instructions on how to exercise their Options and with a description of the various forms of exercise permitted. This information will be provided in a separate communication prior to the date, 1 October 2005, that the Options become exercisable.

     1.7 Options Non-Transferable. No Option may be sold, assigned, pledged or otherwise transferred by a Participating Employee during his or her lifetime. During a Participating Employee’s lifetime, only the Participating Employee, or, in the case of incompetency, his or her guardian or legal representative, may exercise his or her Option.

     1.8 Death or Retirement. If a Participating Employee’s employment by the Company or an Affiliated Organization terminates due to his or her death or Retirement, his or her Option, if unexercised, will not be terminated and may be Exercised for the remainder of the Option term, but no sooner than 1 October 2005, by the former Employee or, in the event of death, his or her Beneficiary.

     1.9 Other Terminations.

     (a) Involuntary Termination. If a Participating Employee’s employment by the Company and all Affiliated Organizations is involuntarily terminated due to Company action necessitated by business conditions, including, but not limited to, job eliminations, workforce reductions, divestitures, sale by the Company of an Affiliated Organization and plant closings, the former Employee’s Option, if unexercised, will not be terminated immediately. The Option may be Exercised after his or her termination during the six months following 1 October 2005 or the former Employee’s last day of employment, whichever is later.

If a Participating Employee’s employment by the Employer is involuntarily terminated for any reason other than Company action described above, his or her Option will be terminated as of the close of business on his or her last day of employment.

     (b) Voluntary Terminations. If a Participating Employee’s employment by the Employer and all Affiliated Organizations is terminated voluntarily by the Employee for any reason except Retirement, his or her Option shall be terminated as of the close of business on his or her last day of employment.

     (c) Determination of Cause for Termination. The Vice President - Human Resources shall determine, in his or her sole discretion, the reason for termination of a Participating Employee’s employment.

     1.10 Long-Term Disability. If a Participating Employee’s employment with the Company and all Affiliated Organizations becomes inactive due to his or her Long-Term Disability, his or her Option, if unexercised, shall not be terminated and may be Exercised for the remainder of the Option term, but no sooner than 1 October 2005; provided, however, that such a disabled former Employee’s Option shall be terminated upon cessation of the Long-Term Disability, unless he or she returns to active employment as an Employee with the Company or an Affiliated Organization, or is involuntarily terminated.

     1.11 Leaves of Absence; SEP Program. If a Participating Employee’s employment status becomes classified as inactive due to a leave of absence or changes to U. S. Supplemental Employee Program (SEP), his or her Option, if unexercised, may not be Exercised until such time as he or she returns to active employment as an Employee, and in no event earlier than 1 October 2005 nor later than 1 October 2012.

     1.12 Lay Offs. If a Participating Employee is laid off, his or her Option, if unexercised, may not be Exercised until such time as he or she returns to active employment as an Employee, and in no event earlier than 1 October 2005 nor later than 1 October 2012.

     1.13 Termination During Inactive Status. In the event that a Participating Employee with an outstanding Option dies, retires, or develops a permanent and total disability while their ability to Exercise is suspended because their employment classification is Layoff, Leave of Absence, or SEP, then that individual or their Beneficiary will be permitted a time period to Exercise their Option not to exceed six (6) months from the later of their death, disability or Retirement and 1 October 2005, and extending not later than 1 October 2012.

     1.14 Foreign Residents. The Vice President — Human Resources shall have authority to determine, adjust and modify the terms and conditions of Options for Participating Employees working outside the United States to fulfill the purposes of the Award. Without limiting the foregoing, the Vice President - Human Resources may make deviations from or additions to these Terms and Conditions if necessary or advisable to comply with, or obtain favorable treatment for Participants or the Employer under laws in other countries in which the Employer operates or has employees, including, without limitation, granting other incentive awards in lieu of Options. All references in these Terms and Conditions to Options and Exercise shall also refer, respectively, to any such other incentive awards and to delivery or payment of any such other incentive awards unless the context clearly requires otherwise. Nothing contained herein shall require the Award to be adjusted or administered in a manner qualifying it for preferential tax treatment in any jurisdiction.

2. DECISIONS AND ADMINISTRATION

     2.1 General. The Award is administered by the Vice President — Human Resources. All authority, powers and duties of the Company, whether specifically set forth in these Terms and Conditions or otherwise necessary to carry out the Award, are assigned to the Vice President — Human Resources or his or her delegate.

     2.2 Decisions and Interpretation. The Vice President — Human Resources has the right and discretionary authority to decide all questions of eligibility for Options or right to exercise Options, and to construe and interpret these Terms and Conditions and all other aspects of the Award. The Vice President — Human Resources may correct any defect, supply any omission, or reconcile any inconsistency in these Terms and Conditions or in any other writing pertaining to the Award in the manner and to the extent he or she shall deem necessary to carry the Award into effect. Interpretations and decisions made by the Vice President — Human Resources under the Award including, without limitation, determination of eligibility, and determination of the terms and conditions of, and amounts payable with respect to, Options need not be applied in a uniform manner to all Participants similarly situated.

     2.3 Procedures. As administrator of the Award, the Vice President — Human Resources shall have the authority to adopt, alter and repeal any administrative rules, guidelines and practices governing the Award that he or she deems advisable. Such procedures may or may not be evidenced in writing.

     2.4 Decisions Final. Any decision, interpretation, or other action made or taken in good faith by the Vice President — Human Resources arising out of or in connection with the Award shall be final, binding and conclusive on the Employer, the Participants and all employees of the Employer and their respective heirs, executors, administrators, successors and assigns.

3. GENERAL PROVISIONS

     3.1 Amendment. The Vice President — Human Resources may amend the terms and conditions of any Option, prospectively or retroactively, but no such amendment or other action by the Company shall impair the rights of any Participant without the Participant’s consent, except as required to comply with, or obtain approval, qualification, or exemption under, any applicable tax or other laws.

     3.2 No Funding. The Award is unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of Options. With respect to any payments or delivery of shares not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

     3.3 Conditions to Issuance or Delivery of Common Stock. All shares of Common Stock delivered under the Award shall be subject to such restrictions on sale by the Participant as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, any applicable federal or state securities law, any applicable corporate law, and any applicable foreign law, and the Company may cause a legend or legends to be put on Common Stock certificates delivered under the Award to make appropriate reference to such restrictions. Further, if, at any time, counsel to the Employer shall be of the opinion that any sale or delivery by the Company of shares of Common Stock pursuant to an Option under the circumstances is, or may be, unlawful, not in compliance with any applicable regulation, rule or order, or that such sale or delivery will or may result in the imposition of excise taxes or penalties under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, and the right to exercise any Option shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful, in compliance with such applicable regulations, rules or orders and free of such excise taxes or penalties. The Company may limit the number of shares that can be purchased upon Exercise of an Option to limit the volume of trading in Common Stock if counsel to the Company is of the opinion that such limitation is required or advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, any applicable federal or state securities law, any applicable corporate law, and any applicable foreign law.

     3.4 No Additional Rights. Neither the Award nor the grant of any Option hereunder shall give any Participant or other person any right except rights to purchase Common Stock under these Terms and Conditions or, where applicable, rights to another incentive award which may be made in lieu of an Option under these Terms and Conditions or other applicable terms and conditions. The grant of an Option to a Participating Employee shall not be deemed to create any right of such Employee or any other employee to receive additional awards in the future. Further, no rights are created with respect to the terms of employment by, or continuance of employment by, or length of employment with, the Employer or any Affiliated Organization; nor shall there be a limitation in any way, except as provided by applicable law, on the right of the Employer or any Affiliated Organization by which an employee is employed to terminate his or her employment at any time.

     3.5 Withholding of Taxes. The Employer shall have the right to deduct from all cash or property deliverable to a Participant under the Award any taxes, levies, imposts, deductions, charges or withholdings required by law to be withheld with respect to the delivery of such cash or property. The Employer reserves the right to deduct from wages paid by it to a Participant any amount necessary to pay all or any portion of the withholding taxes required to be withheld incidental to the Exercise of an Option or delivery of any other incentive award made in lieu of an Option. Subject to any terms and conditions which the Vice President — Human Resources may impose, any withholding obligation may be satisfied by reducing the number of shares of Common Stock otherwise deliverable upon Exercise of an Option.

     3.6 No Effect on Other Benefits. No Option grant or Exercise shall be deemed compensation for purposes of computing benefits, or otherwise affect any benefits, under any employee benefit plan or program of the Employer or any Affiliated Organization now or subsequently in effect, including, but not limited to, retirement and life insurance plans or programs. Except as otherwise required by governing law, no Option grant or Exercise shall be deemed wages for purposes of legally imposed benefits or emoluments including, but not limited to, mandatory profit sharing, housing allowances, severance pay and vacation or thirteenth month pay.

     3.7 Costs. Commissions, charges, taxes or other amounts, of any kind or nature, incurred by a Participant in receiving or Exercising an Option, selling shares under an Option, obtaining share certificates, or otherwise in connection with the Award are the sole responsibility of the Participant.

     3.8 Misconduct. In the event the Vice President — Human Resources determines that a Participant has at any time (a) used for personal gain or disclosed to unauthorized persons any confidential or proprietary information or trade secrets of the Employer or Affiliated Organizations, or (b) breached any agreement with, or violated any fiduciary obligation owed to, the Employer or any Affiliated Organization, all outstanding Options held by such Participant shall be terminated as of the date of such determination.

     3.9 Non-Stockholder. A Participant shall not be deemed, for any purpose, to be or have rights as a stockholder of the Company with respect to shares of Common Stock subject to the Options until the date as of which such shares of Common Stock are actually issued in the name of the Participant. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date as of which a Participant becomes a stockholder.

     3.10 Governing Law. These Terms and Conditions, the Award and actions taken in connection therewith shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     3.11 Captions. The captions to the several sections of these Terms and Conditions are not a part of the Award or intended to have any legal significance in the interpretation thereof, but are merely guides or labels to assist in locating the several sections hereof.

     3.12 Dilution and Other Adjustments. Notwithstanding any other provision of these Terms and Conditions to the contrary, in the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, an equitable adjustment shall be made in the number and/or kind of shares and/or purchase price per share subject to outstanding Options, to the extent such an adjustment is needed, as determined by the Vice President — Human Resources, to preserve, without increase or decrease, the value of such Options.

4. DEFINITIONS

For purposes of these Terms and Conditions, the following words have the following meanings:

     4.1 “Affiliated Organization” means any subsidiary, partnership or other entity in which the Company holds, directly or indirectly, a fifty percent (50%) or greater ownership interest.

     4.2 “Beneficiary” means the person or persons who are designated by a Participant as his or her beneficiary for the Option in accordance with beneficiary designation procedures adopted by the outside service provider administering the Options. If there is no such designated Option beneficiary, “Beneficiary” shall mean the person or persons who were most recently named as the beneficiary or beneficiaries of basic life insurance provided to the Participant by an Employer, if any. If there is no beneficiary named under either of the above methods, the Beneficiary shall be the Participant’s estate or other legal representative.

     4.3 “Common Stock” means the common stock, US $1.00 par value, of the Company.

     4.4 “Company” means Air Products and Chemicals, Inc.

     4.5 “Eligible Employee” means an Employee who was employed in an active classification on 1 October 2002, whose salary grade level is 117 or below, (or, in the case of a Participating Subsidiary, an equivalent compensation level) or who is otherwise deemed ineligible for the Company’s Long Term Incentive Plan.

     4.6 “Employee” means a full or part-time regular employee of the Company or a Participating Subsidiary and shall not include any employee working under the Supplemental Employment Program, the Cooperative Education / Summer Intern Program or any other temporary classification, or any individual who is a consultant, a leased or contract worker or designated as an independent contractor in an agreement with the Employer.

     4.6 “Employer” means any one or more of the Company and the Participating Subsidiaries.

     4.7 “Exercise” means to purchase shares under an Option.

     4.8 “Long-Term Disability” means, with respect to a Participating Employee, to have an inactive employment status reflected in the employment records of the Employer due to a long-term disability.

     4.9 “Participant” means a Participating Employee, or any former Participating Employee, who holds an unexercised Option which has not expired or been terminated or, in the event of the death of such a Participating Employee or former Participating Employee, the Beneficiary of such Participating Employee or former Participating Employee.

     4.10 “Participating Employee” means an Employee who holds an unexercised Option granted to him or her under Section 1.1 which has not expired or terminated.

     4.11 “Participating Subsidiary” means any Affiliated Organization of the Company which has been designated by the Vice-President Human Resources to participate in the Award.

     4.12 “Retirement” shall mean termination of employment with the Company and any Affiliated Organization by an employee who has the right to begin receiving immediate annuity retirement benefits from a pension plan sponsored or contributed to by the Company or an Affiliated Organization. In the event the Participating Employee is not covered by any such pension plan, “Retirement” shall be determined from the records of the Company and the Affiliated Organizations.

     4.13 “Vice President — Human Resources” means the Vice President — Human Resources of the Company.

     IN WITNESS WHEREOF, the Company has caused these Terms and Conditions to be executed by its duly authorized officer as of 1 October 2002.

AIR PRODUCTS AND CHEMICALS, INC.
BY:
Chairman, President and
Chief Executive Officer